Exhibit 99.1
FOR IMMEDIATE RELEASE
NEWS
FROM

CONTACTS:	Bank Mutual Corporation Michael T. Crowley, Jr. Chairman, President, and Chief Executive Officer or Michael W. Dosland Senior Vice President and Chief Financial Officer (414) 354-1500
BANK MUTUAL CORPORATION REPORTS EARNINGS
FOR THE FULL YEAR OF 2009 AND THE FOURTH QUARTER OF 2009
Milwaukee, Wisconsin
January 21, 2010
Bank Mutual Corporation (NASDAQ: BKMU) reported net income for the year ended December 31, 2009, of $13.7 million or $0.29 per diluted share compared to $17.2 million or $0.35 per diluted share in 2008. Net income for the fourth quarter of 2009 was $1.5 million or $0.03 per diluted share compared to $6.2 million or $0.13 per diluted share in the same quarter last year. Net income for the twelve months ended December 31, 2009 and 2008, represented a return on average assets (“ROA”) of 0.39% and 0.48%, respectively, and a return on average equity (“ROE”) of 3.40% and 4.15%, respectively. For the fourth quarter periods, net income represented an ROA of 0.17% and 0.70% in 2009 and 2008, respectively, and an ROE of 1.46% and 6.16% in the same periods, respectively.
Michael T. Crowley, Jr., Chairman, President, and Chief Executive Officer of Bank Mutual Corporation (“Bank Mutual”) commented, “Our recent earnings performance has been impacted by difficult interest rate and economic environments that continue to erode the yields on our loans and investments and challenge some of our customers’ ability to repay their loans.

However, we are committed to positioning our balance sheet for the future and maintaining conservative lending standards.” Mr. Crowley added, “Given our outlook for higher interest rates in the future, we believe this commitment will payoff in the long-run, but it may result in lower net interest income in the near term.”
Net interest income for the twelve months ended December 31, 2009, declined by $5.3 million or 7.3% compared to the same period in 2008. This decline was primarily attributable to a $66.9 million or 2.0% decrease in average earning assets, as well as a three basis point decline in interest rate spread between the years. On a quarterly basis, net interest income declined by $4.0 million or 20.4% in the 2009 quarter compared to the same period in 2008. This decline was principally the result of a $58.0 million or 1.7% decrease in average earning assets, as well as a 36 basis point decline in interest rate spread between the quarters.
During 2009 Bank Mutual experienced increased levels of liquidity due to reduced portfolio loan demand and increased repayment activity in its loan and securities portfolios. These developments were attributable to a general deterioration in economic conditions, as well as a historically low interest rate environment that resulted in increased refinancing of adjustable-rate residential and home equity loans into fixed-rate residential loans, which Bank Mutual typically sells in the secondary market. In an effort to reduce its exposure to the negative effects of higher interest rates in the future, Bank Mutual has reinvested cash flows from these sources in adjustable-rate and short- to medium-term fixed-rate securities and has increased its holdings of overnight investments. Such investments typically have lower yields than longer-term, fixed-rate loans and securities. As a result of these developments, Bank Mutual’s interest rate spread declined in 2009.
Bank Mutual’s provision for loan losses was $3.6 million during the three months ended December 31, 2009, compared to $89,000 in the same quarter last year. This increase was caused by difficulties arising from continued weakness in economic conditions and increased unemployment that developed during the course of 2009 which resulted in increased stress on borrowers and increased loan delinquencies. These conditions have been particularly stressful for Bank Mutual’s portfolio of multi-family and commercial real estate loans. During the fourth quarter of 2009 Bank Mutual recorded a $2.1 million loss provision against five loans to related borrowers that aggregated $9.5 million. These loans are secured by an office building, two apartment complexes, and developed land. Although three of these loans aggregating $6.7 million were performing in accordance with their terms as of December 31, 2009, they are cross-collateralized with the two remaining loans that were classified as non-performing as of that date. During the fourth quarter Bank Mutual determined that it was likely that these loans could become collateral dependant and that, due to the cross-collateralization, it was prudent to establish a provision for loan loss on the entire loan relationship. The loss recorded in the fourth quarter was in addition to a $500,000 loss provision that was recorded against one of these loans in an earlier year.
Also during the fourth quarter of 2009 Bank Mutual recorded a $450,000 loss provision against a $2.1 million loan secured by a retail building. Bank Mutual determined that this loan became collateral dependant in the fourth quarter based on unfavorable developments in the condition of the borrower and the operations of the underlying collateral. During the fourth quarter of 2009 Bank Mutual also recorded $360,000 in aggregate loss provisions on a number of smaller commercial real estate and commercial business loans. Finally, during the fourth quarter Bank

Mutual recorded $644,000 in additional loss provisions that reflected management’s general concerns regarding continued weakness in economic conditions, increased unemployment, declines in real estate values, and a general increase in stressed loans in Bank Mutual’s loan portfolio.
Bank Mutual’s provision for loan losses was $12.4 million and $1.4 million during the years ended December 31, 2009 and 2008, respectively. In addition to the developments described above, earlier in 2009 Bank Mutual recorded a $2.2 million loss provision against a $9.1 million loan secured by a completed condominium development project. This loss was in addition to $1.3 million that had been established against this loan in 2008 (which accounted for most of the provision for loan losses in that year). During the third quarter of 2009 Bank Mutual transferred this loan to foreclosed real estate, net of its entire loss allowance of $3.4 million, which was charged off.
During 2009 Bank Mutual also recorded a $1.9 million loss provision against a $4.4 million loan secured by a multi-tenant office building that defaulted during the year, as well as $2.8 million in loss provisions against four loans to unrelated borrowers that had aggregate balances of $8.6 million. This latter group is secured by an apartment complex and office and retail buildings. Two of these loans with aggregate balances of $5.7 million were transferred to foreclosed real estate during the third quarter of 2009, net of aggregate loss allowances of $2.1 million, which was charged off.
Finally, earlier in 2009 Bank Mutual also recorded $759,000 in loss provisions on a number of smaller commercial real estate and commercial business loans, $176,000 in losses on one- to four-family and consumer loans, and a total of $661,000 in additional loss provisions to reflect the general concerns described in an earlier paragraph.
Gains (losses) on investment activities for the twelve months ended December 31, 2009, were $6.8 million compared to $(1.2) million during the same period in 2008. Gains (losses) on investment activities were $538,000 in the fourth quarter of 2009 compared to $2.2 million in the fourth quarter of last year. Results for the full year periods include $831,000 and $6.9 million, respectively, in other-than-temporary impairment (“OTTI”) charges related to one of Bank Mutual’s mutual fund investments. This mutual fund invests primarily in mortgage-related securities, none of which are secured by sub-prime mortgages, but a portion of which are secured by interest-only mortgages, option-payment mortgages, and “Alt-A” mortgages. Bank Mutual has recorded a total of $8.7 million in impairment charges on this mutual fund since the fourth quarter of 2007, of which $2.5 million was recorded in the fourth quarter 2008. As a result of an increase in the fair value of this mutual fund, no impairment was recorded in the fourth quarter of 2009. Given the uncertainty that exists in the markets for investments secured by these types of loans, as well as the possibility of continued deterioration in the performance of these types of loans, Bank Mutual may be required to record future impairment charges against this investment. This investment had a carrying value of $21.7 million at December 31, 2009, which included an unrealized gain of $831,000 based on the mutual fund’s fair value as of that date. This unrealized gain was recorded in accumulated other comprehensive income (net of related taxes), which is a component of shareholders’ equity.
Also included in gains (losses) on investment activities in 2008 was a $1.4 million impairment loss associated with Bank Mutual’s investment in the common stock of the Federal Home Loan

Mortgage Corporation (“Freddie Mac”), which was placed in conservatorship by the U.S. government during in the third quarter of that year. This loss represented the entire recorded book value of the investment.
Excluding the OTTI and Freddie Mac losses described in the previous paragraphs, gains on investment activities were $7.6 million during the twelve months ended December 31, 2009, compared to $7.2 million in the same period of 2008. For the quarterly periods, these amounts were $538,000 and $4.7 million in such years, respectively. During the twelve months ended December 31, 2009, Bank Mutual sold $468.8 million in longer-term mortgage-related and certain other securities compared to sales of $392.4 million in 2008. During the fourth quarter of 2009, Bank Mutual sold $128.7 million in such securities compared to $181.5 million in the same quarter last year. The proceeds of these sales were reinvested primarily in medium-term government agency securities, short-term agency collateralized mortgage obligations (“CMOs”), and adjustable-rate agency mortgage-backed securities (“MBSs”). Management considered these actions to be prudent in light of its expectations that interest rates may trend higher in the future.
Gains on sales of loans increased by $7.0 million or over 330% during the twelve months ended December 31, 2009, compared to the same period in 2008. During the fourth quarter of 2009, gains on loan sales increased to $1.3 million compared to $588,000 in the same quarter last year. During the twelve months ended December 31, 2009, sales of one- to four-family mortgage loans were $584.0 million compared to $128.8 million during the same period of 2008. Loan sales increased substantially in 2009 in response to a historically low interest rate environment that encouraged many borrowers to refinance higher-rate loans into loans at lower rates. In addition, adjustable-rate borrowers were motivated to refinance their loans into fixed-rate loans. However, the pace of loan sales slowed during the last half of 2009 compared to the first half due to generally higher interest rates, a trend which has continued into 2010. Accordingly, Bank Mutual expects gains on sales of loans to be substantially lower in 2010, absent a decline in interest rates from current levels.
Net loan-related fees and servicing revenue was $130,000 during the twelve months ended December 31, 2009, compared to $(6,000) in the same period of 2008. For the fourth quarter, loan related fees and servicing revenue was $394,000 in 2009 compared to $(553,000) in 2008. Low interest rate environments typically cause an increase in actual mortgage loan prepayment activity, which generally results in an increase in the amortization of mortgage servicing rights (“MSRs”). During the twelve months ended December 31, 2009 and 2008, MSR amortization expense, which is netted against loan-related fees and servicing revenue, was $3.0 million and $1.6 million, respectively. The amortization expense for the fourth quarter of each year was $583,000 and $370,000, respectively. Loan-related fees and servicing revenue is also impacted by changes in the valuation allowance that is established against MSRs. As of December 31, 2009, Bank Mutual had a valuation allowance of $287,000 against MSRs with a gross book value of $7.2 million. This compared to allowances of $508,000 at September 30, 2009, $822,000 at December 31, 2008, and zero at September 30, 2008. The increase or decrease in this valuation allowance is included in loan-related fees and servicing revenue as a charge or recovery (as the case may be) in the period in which the change occurred.
The valuation of MSRs, as well as the periodic amortization of MSRs, is significantly influenced by the level of market interest rates and loan prepayments. If market interest rates for one- to four-family loans increase and/or actual or expected loan prepayment expectations decrease in future periods, Bank Mutual could recover all or a portion of its previously established allowance on MSRs, as well as record reduced levels of MSR amortization expense. Alternatively, if interest rates decrease and/or prepayment expectations increase, Bank Mutual could potentially record charges to earnings related to increases in the valuation allowance on its MSRs. In addition, amortization expense could remain elevated due to likely increases in loan prepayment activity.
As of December 31, 2009, Bank Mutual serviced $1.0 billion in loans for third-party investors compared to $728.4 million at December 31, 2008. This increase was a result of the substantial increase in one- to four-family loans originated and sold in the secondary market, as previously described.
Service charges on deposits declined by $69,000 or 4.0% and $280,000 or 4.2% during the three- and twelve-month periods ended December 31, 2009, compared to the same periods in 2008, respectively. These declines were due primarily to a decrease in overdraft charges and ATM/debit card fees in 2009 relative to 2008. Management believes these declines are due to the current economic recession, which has resulted in reduced spending by consumers in general, including deposit customers of Bank Mutual.
Other non-interest income declined by $1.7 million or 22.3% during the twelve months ended December 31, 2009, compared to the same period in 2008. Other non-interest income declined by $1.1 million or 53.8% during the three months ended December 31, 2009, compared to the same period in 2008. These declines were due in part to a decrease in earnings from Bank Mutual’s investment in bank-owned life insurance (“BOLI”), the yield on which has been adversely impacted by a relatively low interest rate environment during 2009. In addition, Bank Mutual has experienced an increase in losses on foreclosed real estate in 2009, which is included as a component of other non-interest income. Losses on foreclosed real estate were $642,000 and $155,000 during the twelve months ended December 31, 2009 and 2008, respectively, and $497,000 and $90,000 during the three months ended as of the same dates, respectively. These increases were caused by continued declines in real estate values in 2009 due to weak economic conditions. If these conditions continue, future losses on foreclosed real estate could remain elevated in the near term.
Total non-interest expense increased by $4.1 million or 6.4% during the twelve months ended December 31, 2009, compared to the same period in 2008. This increase was primarily the result of an increase in FDIC insurance premium expense. Beginning in 2009 the FDIC significantly raised its regular premium rates for all financial institutions. As a result, Bank Mutual’s regular deposit premium expense increased from $332,000 in 2008 to $3.0 million in 2009. In addition, FDIC premium expense in 2009 included a $1.6 million non-recurring special assessment from the FDIC. This special assessment was charged to all FDIC-insured financial institutions in the second quarter of 2009. In Bank Mutual’s case, the assessment was 0.05% of total assets less Tier 1 capital at June 30, 2009.
In December 2009 the FDIC required insured financial institutions to prepay their estimated FDIC deposit insurance premiums through 2012. Accordingly, in December Bank Mutual paid $12.5 million to the FDIC, which has been included in other assets on the statement of financial condition. The regular quarterly payments that would otherwise be required from Bank Mutual in future periods will be applied against this amount and expensed on a quarterly basis through 2012 or until the amount is exhausted. As such, the prepayment is not expected to have a material impact on the future operating results, financial condition, or liquidity position of Bank Mutual.
Compensation and related expenses increased by $539,000 or 1.4% during the twelve months ended December 31, 2009, compared to the same period in 2008. This increase was due primarily to annual merit increases in employee compensation, as well as an increase in the number of personnel employed by Bank Mutual, due in part to a new branch opening last year. Also contributing to the increase were costs associated with increased residential loan production and related staffing, as described elsewhere in this release. These developments were partially offset by declines in certain employee benefit costs compared to the previous year, due primarily to lower stock-based compensation expense. This expense declined because Bank Mutual’s stock price was generally lower in 2009 than it was in 2008, which lowered Bank Mutual’s ESOP expense in 2009 relative to 2008. In addition, a large stock-based grant made in 2004 became fully vested in mid-2009 and no related amortization expense was recorded after that point.
Compensation and related expenses decreased by $1.1 million or 11.0% during the quarter ended December 31, 2009, compared to the same quarter in the previous year. This decrease was due to the same factors described in the previous paragraph, except that the decrease in ESOP expense was greater than the increases caused by the other factors.
Income tax expense was $5.4 million during the twelve months ended December 31, 2009, compared to $9.1 million in the same period of 2008. For the fourth quarter periods, income tax expense was $424,000 in 2009 compared to $3.9 million in 2008. In the first quarter of 2009 Bank Mutual recorded a $1.8 million tax benefit related to the elimination of a valuation allowance it had established against a deferred tax asset in prior years. The deferred tax asset related to Wisconsin net operating loss carryovers for which management was previously unable to determine whether it was more likely than not that the tax benefits would be realized in future periods. In the first quarter of 2009 Wisconsin law was amended from a system that taxed each affiliated entity separately to a form of combined reporting. As a result of this change, management determined that Bank Mutual’s Wisconsin net operating losses that had not been recognized in prior periods would be realizable, resulting in a one-time tax benefit of $1.8 million in the first quarter of 2009.
Excluding the impact of the one-time tax benefit described in the previous paragraph, Bank Mutual’s income tax expense for the twelve months ended December 31, 2009, would have been $7.4 million. This amount represented an effective tax rate (“ETR”) of 37.7% compared to 34.6% in the same period last year. This increase was caused by the amendment of the Wisconsin law described above, which became effective January 1, 2009. Prior to this amendment, the state of Wisconsin imposed a corporate franchise tax on the separate taxable incomes of the members of Bank Mutual’s consolidated income tax group, excluding its out-of-state investment subsidiaries. However, beginning January 1, 2009, Bank Mutual’s consolidated income tax group is subject to combined reporting, which results in Wisconsin taxes being imposed on the earnings of its out-of-state investment subsidiaries. Accordingly, Bank Mutual’s ETR increased relative to prior periods.

For reasons described earlier in this release, Bank Mutual’s origination of one- to four-family mortgage loans increased significantly in 2009, from $198.4 million in 2008 to $639.7 million in 2009. Most of the originations in 2009 were fixed-rate mortgages. Bank Mutual’s policy is to sell substantially all of its fixed-rate, one- to four-family mortgage loan originations in the secondary market. Despite a significant increase in loan originations, Bank Mutual’s portfolio of one- to four-family loans declined from $881.3 million at December 31, 2008, to $656.0 million at December 31, 2009. This decline was caused by increased refinancing of adjustable-rate mortgage loans by borrowers (which Bank Mutual typically retains in portfolio) into fixed-rate mortgage loans (which Bank Mutual generally sells in the secondary market). Although market interest rates for mortgage loans have trended higher in recent weeks, Bank Mutual expects borrowers to continue to prefer fixed-rate mortgage loans in 2010, which could impact its ability to increase its portfolio of one- to four-family loans.
Multi-family and commercial real estate mortgage loan originations were $39.8 million in the aggregate during the twelve months ended December 31, 2009, compared to $209.2 million during the same period in 2008. Although Bank Mutual continues to emphasize originations of these types of loans, originations have declined in recent periods due to a general deterioration in economic conditions, as well as Bank Mutual’s conservative underwriting standards. Despite this decline, however, Bank Mutual’s aggregate portfolio of multi-family and commercial real estate mortgage loans increased from $466.3 million at December 31, 2008, to $476.3 million at December 31, 2009. This increase was due to fewer loan repayments and maturities in 2009, as well as construction and development loans that were transferred to permanent financing during the year. As a result of this latter development, Bank Mutual’s portfolio of construction and development loans declined by $63.3 million or 39.8% during 2009.
Commercial business loan originations in 2009 were $38.0 million compared to $34.5 million in 2008. Bank Mutual experienced modest success in further developing this line of business in 2009 despite a difficult economic environment. As a result of this success, Bank Mutual’s portfolio of commercial business loans increased by $2.4 million or 4.8%, from $49.6 million to $52.0 million during the twelve months ended December 31, 2009.
Consumer loan originations, including fixed-term home equity loans and lines of credit, were $76.9 million during 2009 compared to $108.6 million during 2008. Lower origination activity in 2009 was primarily the result of declining demand due to difficult economic conditions, as well as a general decline in home values, which has had a negative impact on homeowners’ equity. This reduced origination activity resulted in a decline in Bank Mutual’s consumer loan portfolio from $338.1 million at December 31, 2008, to $275.5 million at December 31, 2009. Also contributing to this decline was a historically low interest rate environment which encouraged many borrowers to refinance their home equity loans or lines of credit and other consumer loans into first mortgage loans during the period. Many of these borrowers reestablished home equity lines of credit with Bank Mutual in accordance with its established lending standards, but had not drawn substantial amounts on these lines as of the end of the year.
In light of current economic conditions and recent loan origination activity, management currently expects growth in all categories of Bank Mutual’s loan portfolio to be slow or negative in the near term, although there can be no assurances.

Bank Mutual’s available-for-sale securities portfolio increased by $210.9 million or 16.6% in the aggregate during the twelve months ended December 31, 2009. This increase was primarily caused by the purchase of $1.4 billion in securities consisting principally of medium-term government agency securities, short-term agency CMOs, and adjustable-rate government agency MBSs. These purchases were offset in part by $468.8 million in sales of long-term, fixed-rate MBSs and certain other securities, as previously described, as well as $467.9 million in securities that were called by their issuers during the period. In addition, Bank Mutual’s mortgage-related securities portfolio experienced an increase in prepayment activity during the period due to lower interest rates.
Bank Mutual classifies all of its securities as available-for-sale. Changes in the fair value of such securities are recorded through accumulated other comprehensive loss (net of deferred income taxes), which is a component of shareholders’ equity. During the twelve months ended December 31, 2009, the fair value adjustment on Bank Mutual’s available-for-sale securities improved from a net unrealized loss of $19.7 million at December 31, 2008, to a net unrealized loss of $1.9 million at December 31, 2009. This improvement was primarily due to an increase in the fair value of Bank Mutual’s portfolio of private-label CMOs. At December 31, 2009, Bank Mutual’s portfolio of private-label CMOs had a carrying value of $111.8 million, which was net of unrealized losses of $9.0 million. These amounts compared to a carrying value of $128.6 million at December 31, 2008, net of unrealized losses of $29.1 million. Bank Mutual’s private-label CMOs were originally purchased from 2004 to early 2006 and are generally secured by prime residential mortgage loans. These securities were all rated “triple-A” by various credit rating agencies at the time of their original purchase. However, in 2009 a portion of the portfolio with a carrying value of $31.7 million was downgraded to less than “triple-B” or “investment grade” by one or more of the rating agencies. Although the fair value of Bank Mutual’s private-label CMOs improved since December 31, 2008, the market for these securities has remained depressed in response to a general deterioration in economic conditions and performance of the underlying loans, as well as stress in the markets for these types of securities. Although mindful of these developments, management has determined that it is unlikely at this time that Bank Mutual will not collect all amounts due according to the contractual terms of these securities. As such, management has determined that none of Bank Mutual’s private-label CMOs are other-than-temporarily impaired as of December 31, 2009. However, collection is subject to numerous factors outside of Bank Mutual’s control and a future determination of OTTI could result in significant losses being recorded through earnings in future periods.
Deposit liabilities increased by $9.2 million or 0.4% during the twelve months ended December 31, 2009, to $2.14 billion compared to $2.13 billion at December 31, 2008. Core deposits, consisting of checking, savings, and money market accounts, increased by $53.2 million or 6.7% during the year while certificates of deposit declined by a $44.0 million or 3.3%. During 2009 Bank Mutual aggressively reduced the rates it offers on its certificates of deposit and certain other deposit accounts in an effort to manage its overall liquidity position, which resulted in the decline in certificates of deposit. In addition, as a result of these efforts, the weighted average cost of deposits declined by 96 basis points during the twelve months ended December 31, 2009.
Borrowings, which consist of advances from the Federal Home Loan Bank (“FHLB”) of Chicago, remained substantially unchanged from December 31, 2008, to December 31, 2009. As of the end of the most recent period substantially all of Bank Mutual’s FHLB advances were subject to significant prepayment penalties if repaid prior to their stated maturity.

Shareholders’ equity increased slightly from $399.6 million at December 31, 2008, to $402.5 million at the end of 2009. During 2009 the positive effects of Bank Mutual’s earnings and a decline in its accumulated other comprehensive loss were partially offset by dividend payments and stock repurchases. Bank Mutual’s ratio of shareholders’ equity to total assets was 11.46% at December 31, 2009, compared to 11.45% at December 31, 2008.
Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of September 30, 2009 (the last date for which information was available prior to this release), the Bank’s total risk-based capital ratio was 19.9% and its Tier 1 capital ratio was 9.7%. The minimum percentages to be “adequately capitalized” under current supervisory regulations are 8% and 4%, respectively. The minimums to be “well capitalized” are 10% and 5%, respectively.
Bank Mutual has paid 36 consecutive quarterly cash dividends since its initial stock offering in November 2000. The cash dividend paid in the fourth quarter of 2009 was $0.07 per share compared to $0.09 in the fourth quarter of 2008. Dividends paid for the twelve month periods ended December 31, 2009 and 2008, were $0.34 and $0.36 per share, respectively. Bank Mutual reduced its quarterly dividend in the fourth quarter of 2009 based on an increasingly strict regulatory environment that requires higher capital ratios, management’s desire to maintain a strong capital position, and Bank Mutual’s recent earnings performance.
During 2009, Bank Mutual repurchased 1.7 million shares of its common stock at an average price of $8.30 per share. As of December 31, 2009, 690,800 shares remain available for repurchase under the current authorization from the board of directors.
While Bank Mutual’s capital remains strong, regulators’ and lawmakers’ have increased their focus on the capital levels of financial institutions, which may affect required capital levels and/or the percentage of income that institutions may use for dividends or share repurchases in the future. Therefore, Bank Mutual can provide no assurance as to the payment of dividends, the level thereof, and/or the repurchase of its stock in future periods.
Book value per share of Bank Mutual’s common stock was $8.72 at December 31, 2009, compared to $8.38 at December 31, 2008. This increase was principally due to Bank Mutual’s repurchase of 1.7 million or 3.6% of its outstanding shares during 2009, as previously described. Contributing to a lesser extent was a modest increase in shareholders’ equity due to the net effects of Bank Mutual’s quarterly earnings and dividends, as well as a decline in accumulated other comprehensive loss.
Bank Mutual’s non-performing loans were 2.83% of loans receivable as of December 31, 2009, compared to 1.81% as of December 31, 2008. The ratios of non-performing assets to total assets were 1.72% and 1.08% as of these same dates, respectively. During the twelve months ended December 31, 2009, Bank Mutual’s non-performing loans increased by $9.5 million or 28.7%. This increase was caused by continued deterioration in economic conditions and increased unemployment during the year that resulted in increased stress on borrowers and increased loan delinquencies. A substantial portion of this increase was caused by the default of $7.3 million in loans to three unrelated borrowers that are secured by office properties. Bank Mutual recorded an aggregate loss provision of $3.3 million on these loans in the third quarter of 2009 and expects to complete foreclosure on these loans in 2010. No additional losses are anticipated on these loans at this time, although there can be no assurances.
Also contributing to the increase in non-performing loans in 2009 was a $2.5 million loan secured by townhomes and a $2.3 million loan secured by a completed office condominium project that defaulted during the fourth quarter. Management also continues to closely monitor four unrelated loan relationships that total $8.5 million that defaulted prior to the fourth quarter. These loans are secured by real estate, including office and retail buildings and developed and undeveloped land. Bank Mutual continues to work with all of these borrowers and does not anticipate additional losses on these loan relationships at this time, although there can be no assurances.
Finally, the increase in non-performing loans in 2009 was also caused by a $3.9 million increase in non-performing one- to four-family residential loans and a $486,000 increase in non-performing consumer loans, due primarily to a general decline in economic conditions, as previously discussed.
The above developments were partially offset by Bank Mutual’s acceptance of deeds in lieu of foreclosure on four large loans that had an aggregate balance of $16.2 million (three of which were described earlier in this release), as well as the foreclosure and/or repossession of collateral on numerous smaller loans during 2009. The collateral for these loans was transferred from loans to foreclosed properties and repossessed assets during the year, which is a component of other assets in the statement of financial condition.
Bank Mutual’s allowance for loan losses increased to $17.0 million or 1.13% of total loans at December 31, 2009, compared to $12.2 million or 0.67% at December 31, 2008. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 40.0% at December 31, 2009, compared to 36.9% at December 31, 2008. The dollar increase in the allowance was caused by the additional loss allowances that were established in 2009, as described earlier in this release. Also contributing were additions to the allowance that reflected management’s general concerns related to continued deterioration in economic conditions, increased unemployment, and declines in real estate values, as previously noted. These developments were offset in part by the specific loan charge-offs described elsewhere in this release. In addition, Bank Mutual has experienced an increase in loan charge-off activity in recent periods related to its portfolio of residential and consumer loans due to the current economic recession. Management believes the allowance for loan losses is adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of December 31, 2009. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ substantially from the assumptions used by management to determine the allowance for loan losses as of the end of the period.
Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 78 banking locations in the state of Wisconsin and one in Minnesota.
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Cautionary Statements
The discussions in this earnings release contain various forward-looking statements concerning Bank Mutual’s prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection” and similar expressions or use of verbs in the future tense are intended to identify forward-looking statements, and any discussions of periods after the date for which this report is filed are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond Bank Mutual’s control, that could cause its actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including the significant instability of credit, lending, and financial markets; declines in the real estate market, which could affect both collateral values and loan activity; high unemployment and other factors which could affect our borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could adversely impact loan repayments and collection; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value and/or cash flows from such securities; legislative and regulatory initiatives, including action taken, or that may be taken, in response to the current financial market crisis and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; increased competition and/or disintermediation within the financial services industry; the effects of further regulation and consolidation within the financial services industry; changes in regulators’ expectations for financial institutions capital levels; changes in tax rates, deductions, and/or policies; changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; demand for other financial services; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; and other factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly in Item 1A, “Risk Factors,” of Bank Mutual Corporation’s 2008 Annual Report on Form 10-K and its September 30, 2009, Quarterly Report on Form 10-Q.

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share data)

	December 31	December 31
	2009	2008
ASSETS
Cash and due from banks	$37,696	$41,017
Interest-earning deposits	189,962	71,876

Cash and cash equivalents	227,658	112,893
Securities available-for-sale, at fair value:
Investment securities	614,104	419,138
Mortgage-related securities	866,848	850,867
Loans held for sale	13,534	19,030
Loans receivable, net	1,506,056	1,829,053
Goodwill	52,570	52,570
Other intangible assets	1,405	1,809
Mortgage servicing rights, net	6,899	3,703
Other assets	223,017	200,626

Total assets	$3,512,091	$3,489,689

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposit liabilities	$2,137,508	$2,128,277
Borrowings	906,979	907,971
Advance payments by borrowers for taxes and insurance	2,508	1,929
Other liabilities	59,668	48,977

Total liabilities	3,106,663	3,087,154

Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized — 20,000,000 shares in 2009 and 2008
Issued and outstanding — none in 2009 and 2008	—	—
Common stock — $.01 per value:
Authorized — 200,000,000 shares in 2009 and 2008
Issued — 78,783,849 shares in 2009 and 2008
Outstanding — 46,165,635 in 2009 and 47,686,759 in 2008	788	788
Additional paid-in capital	499,376	498,501
Retained earnings	272,518	273,826
Unearned ESOP shares	(347)	(1,247)
Accumulated other comprehensive loss	(2,379)	(16,404)
Treasury stock — 32,618,214 in 2009 and 31,097,090 in 2008	(367,452)	(355,853)

Total shareholders’ equity	402,504	399,611
Non-controlling interest in real estate partnership	2,924	2,924

Total shareholders’ equity including non-controlling interest	405,428	402,535

Total liabilities and shareholders’ equity	$3,512,091	$3,489,689

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Income
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
Interest income:
Loans	$22,305	$27,447	$95,802	$113,635
Investment securities	4,733	5,596	18,199	16,041
Mortgage-related securities	7,894	10,705	37,734	45,535
Interest-earning deposits	2	240	79	2,345

Total interest income	34,934	43,988	151,814	177,556

Interest expense:
Deposits	9,409	14,431	44,568	64,689
Borrowings	9,873	9,892	39,205	39,484
Advance payment by borrowers for taxes and insurance	4	6	11	18

Total interest expense	19,286	24,329	83,784	104,191

Net interest income	15,648	19,659	68,030	73,365
Provision for loan losses	3,591	89	12,413	1,447

Net interest income after provision for loan losses	12,057	19,570	55,617	71,918

Non-interest income:
Service charges on deposits	1,651	1,720	6,408	6,688
Brokerage and insurance commissions	715	515	2,785	2,626
Loan-related fees and servicing revenue, net	394	(553)	130	(6)
Gain (loss) on investments, net	538	2,240	6,758	(1,166)
Gain on loan sales activities, net	1,311	588	9,110	2,109
Other non-interest income	927	2,006	5,794	7,457

Total non-interest income	5,536	6,516	30,985	17,708

Non-interest expense:
Compensation, payroll taxes, and other employee benefits	8,810	9,894	39,077	38,538
Occupancy and equipment	2,814	2,897	11,760	11,614
Federal insurance premiums and special assessment	938	91	4,597	332
Amortization of other intangible assets	101	122	405	618
Other non-interest expense	3,031	3,024	11,620	12,275

Total non-interest expense	15,694	16,028	67,459	63,377

Income before income tax expense	1,899	10,058	19,143	26,249
Income tax expense	424	3,867	5,418	9,094

Net income	1,475	6,191	13,725	17,155
Net loss attributable to non-controlling interest	—	1	—	1

Net income	$1,475	$6,192	$13,725	$17,156

Per share data:
Earnings per share-basic	$0.03	$0.13	$0.29	$0.36

Earnings per share-diluted	$0.03	$0.13	$0.29	$0.35

Cash dividends paid	$0.07	$0.09	$0.34	$0.36

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Loan Originations and Sales	2009	2008	2009	2008
Mortgage loans
One- to four-family	$95,872	$40,857	$639,680	$198,385
Multi-family	4,348	6,716	11,689	78,613
Commercial real estate	3,839	31,942	28,138	130,578

Total mortgage loans	104,059	79,515	679,507	407,576
Consumer loans	18,078	23,516	76,854	108,584
Commercial business loans	8,852	5,212	38,002	34,467

Total loans originated	130,989	108,243	794,363	550,627
Mortgage loans purchased	—	6,636	2,658	26,138

Total loans originated and purchased	$130,989	$114,879	$797,021	$576,765

Mortgage loan sales	$90,762	$13,131	$583,966	$128,750

	December 31	December 31
Loan Portfolio Analysis	2009	2008
Mortgage loans:
One- to four-family	$656,018	$881,288
Multi-family	190,377	190,497
Commercial real estate	285,915	275,802
Construction and development	95,873	159,169

Total mortgage loans	1,228,183	1,506,756
Consumer loans	275,497	338,073
Commercial business loans	52,016	49,623

Total loans receivable	1,555,696	1,894,452
Deductions to gross loans	49,640	65,399

Total loans receivable, net	$1,506,056	$1,829,053

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
Asset Quality	2009	2008
Non-accrual mortgage loans
Mortgage loans:
One- to four-family	$12,126	$8,185
Multi-family	3,357	13,255
Commercial real estate	23,699	8,420
Construction and development loans	—	—

Total mortgage loans	39,182	29,860

Non-accrual consumer loans:
Secured by real estate	1,433	759
Other consumer loans	212	400

Total non-accrual consumer loans	1,645	1,159
Non-accrual commercial business loans	923	1,494

Total non-accrual loans	41,750	32,513
Accruing loans delinquent 90 days or more	834	576

Total non-performing loans	42,584	33,089
Foreclosed properties and repossessed assets	17,689	4,768

Total non-performing assets	$60,273	$37,857

Non-performing loans to loans receivable, net	2.83%	1.81%
Non-performing assets to total assets	1.72%	1.08%
Allowance for loan losses to non-performing loans	39.99%	36.89%
Allowance for loan losses to total loans	1.13%	0.67%
Net charge-offs (1)	$7,593	$1,013
Net charge-offs to average loans (1)	0.45%	0.05%
Allowance for loan losses	$17,028	$12,208

(1)	For twelve-month periods ended on the dates shown.

	December 31	December 31
Deposit Liabilities Analysis	2009	2008
Non-interest-bearing checking	$94,619	$89,106
Interest-bearing checking	211,448	180,269
Savings accounts	196,983	185,003
Money market accounts	345,144	340,631
Certificates of deposit	1,289,314	1,333,268

Total deposit liabilities	$2,137,508	$2,128,277

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Selected Operating Ratios	2009	2008	2009	2008
Net interest margin (2)	1.92%	2.37%	2.09%	2.21%
Net interest rate spread	1.67%	2.03%	1.82%	1.85%
Return on average assets	0.17%	0.70%	0.39%	0.48%
Return on average shareholders’ equity	1.46%	6.16%	3.40%	4.15%
Efficiency ratio (3)	76.01%	66.96%	73.12%	68.71%
Non-interest expense as a percent of average assets	1.80%	1.82%	1.93%	1.79%
Shareholders’ equity to total assets at end of period	11.46%	11.45%	11.39%	11.45%
Tangible common equity to adjusted total assets at end of period (4)	9.91%	9.97%	9.84%	9.97%

(2)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(3)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

(4)	This is a non-GAAP disclosure. The ratio is computed as shareholders’ equity less intangible assets (net of deferred taxes) divided by total assets less intangible assets (net). Intangible assets consist of goodwill, other intangible assets, and mortgage servicing rights. Deferred taxes have been established only on other intangible assets and are immaterial in amount.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Other Information	2009	2008	2009	2008
Average earning assets	$3,259,734	$3,317,735	$3,256,223	$3,323,104
Average assets	3,488,150	3,523,132	3,492,381	3,537,786
Average interest bearing liabilities	2,945,361	2,985,515	2,945,024	2,984,291
Average shareholders’ equity	404,682	402,003	403,798	413,637
Average tangible shareholders’ equity (5)	344,627	343,932	344,749	355,144
Weighted average number of shares outstanding:
As used in basic earnings per share	45,924,959	47,185,180	46,565,895	47,726,460
As used in diluted earnings per share	46,438,289	47,934,291	47,178,479	48,629,239

(5)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes.

	December 31	December 31
	2009	2008
Number of shares outstanding (net of treasury shares)	46,165,635	47,686,759
Book value per share	$8.72	$8.38

	At December 31	At December 31
Weighted Average Net Interest Rate Spread	2009	2008
Yield on loans	5.76%	5.89%
Yield on investments	3.19%	4.64%
Combined yield on loans and investments	4.49%	5.35%
Cost of deposits	1.65%	2.61%
Cost of borrowings	4.32%	4.27%
Total cost of funds	2.49%	3.10%
Interest rate spread	2.04%	2.25%

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